Exhibit 10.11

26 August 2022

SEAMLESS GROUP INC.

as Borrower

AND

REGAL PLANET LIMITED

as Lender

LOAN AGREEMENT

THIS LOAN AGREEMENT is made on the 26th day of August 2022 in Hong Kong by and

BETWEEN

SEAMLESS GROUP INC., formerly known as TNG FinTech Group Inc., a limited liability company incorporated in the Cayman Islands whose registered office is located at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and its principal office is located at 21/F Olympia Plaza, 255 King’s Road, North Point, Hong Kong (the “Borrower”);

AND

REGAL PLANET LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands with its registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Lender”).

RECITALS

A.	As of the date of this Loan Agreement, the Lender is the legal and beneficial owner of 79.2 per cent of the total number of issued shares of the Borrower.
B.	The Lender has secured a loan of Hong Kong Dollars five million (HKD5,000,000) from a third party at an interest rate of 15% per annum and proposes to inject into the Borrower as a shareholder loan so that the Borrower shall use the funds to settle its financial commitments and/or repay other loans owed to third parties (“the “Loan”).
C.	The Borrower and Lender agree to enter into this Loan Agreement to document their intention that the Loan would not be an interest-free loan (as similar to other shareholder loan(s) that the Lender had made available to the Borrower previously) and this Loan shall bear interests of 15% per annum.

IN CONSIDERATION of the mutual covenants contained herein, each of the Lender and the Borrower hereby agree as follows:

1.	Loan

Subject to the provisions of this Loan Agreement, the Lender shall make available to the Borrower the Loan in an aggregate principal amount of Hong Kong Dollars Five Million (HKD5,000,000).

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2.	Purpose of the Loan

To inject to the Borrower as a shareholder loan so that the Borrower shall use the funds to settle its financial commitments and/or repay other loans owed to third parties.

3.	Maturity Date

The Loan shall be made available to the Borrower from the date of this Loan Agreement, or a later date as mutually agreed in writing by the Lender and the Borrower, and the Borrower shall repay the Loan to the Lender in by 14 December 2023 after it is drawn down.

4.	Availability Period

The period commencing on the date of this Loan Agreement and ending on the Maturity Date under Clause 3 when the Borrower agrees to repay the Loan to the Lender (the “Availability Period”). The Lender may at its sole discretion to terminate this Loan Agreement at any time and the Borrower shall repay the loan outstanding in full amount prior to or upon the termination of this Loan Agreement. Any amount not drawn as of the end of the Availability Period shall be automatically cancelled.

5.	Draw-down

The Borrower may on any Business Day during the Availability Period request the Lender to make the any amount available under the Loan to the Borrower’s bank account in Hong Kong as specified in Appendix, provided that:

a.	The Lender shall have received a duly completed notice of drawing at least one Business Day prior to the date of drawing; and

b.	No event of default or prospective Event of Default shall have occurred.

In this Loan Agreement, “Business Day” means a day (excluding Saturday, Sunday and public holidays) on which banks are generally open for business in Hong Kong.

6.	Interest Period

15% per annum calculated on a monthly basis based on the actual number of days elapsed and a year of 365 days. The monthly interest payments are payable on the 15th day of each month proceeding from the date of this Loan Agreement and to be made to the bank account of the Lender as designated by the Lender from time to time.

7.	Repayment

The Borrower shall repay the loan outstanding in full amount at any time prior to or upon the termination of this Loan Agreement with the prior written consent of the Lender.

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8.	Events of Default

Each of the following events and circumstances shall be an Event of Default: (i) the Borrower fails to pay any sum payable under this Loan Agreement; (ii) the Borrower fails duly and punctually to perform or comply with any of its respective obligations or undertakings hereunder; (iii) a creditor takes possession of all or any part of the business or assets of the Borrower or any execution or other legal process is enforced against the business or any assets of the Group and is not discharged within one month; (iv) the Borrower stops or suspends payments to its creditors generally or is unable or admits its inability to pay its debts as they fall due or seeks to enter into any composition or other arrangement with its creditors or is declared or becomes bankrupt or insolvent; or (v) the Borrower ceases or threatens to cease to carry on its business or any substantial part thereof or changes or threatens to change the nature or scope of its business.

9.	Expenses

Each party shall be responsible for their respective costs and expenses incurred in relation to the negotiation and execution of this Loan Agreement.

10.	Notices

Any notice required or permitted to be given by or under this Loan Agreement shall be in writing and if to the Borrower and the Lender shall be given by delivering it to its correspondence address or email address shown below:

The Borrower
Address:	21/F Olympia Plaza, 255 King’s Road, North Point, Hong Kong
Email:	ronnie.hui@tngfintech.com
Attention:	Chief Executive Officer

The Lender
Address:	21/F Olympia Plaza, 255 King’s Road, North Point, Hong Kong
Email:	alex@tngfintech.com

or to such other address in Hong Kong as the party concerned may have been notified to the other party pursuant to this Clause and may be given by sending it by hand to such address or by electronic transmission to such email address, or to such other address as the party concerned may have notified to the other parties in accordance with this Clause. Any such notice so addressed to the relevant parties shall be deemed to be served on the day of delivery or electronic transmission (or, if the day of delivery or transmission is not a Business Day or if the delivery or transmission is made after 5:00 pm Hong Kong time, deemed to be served on the immediately following Business Day), or if sooner upon acknowledgement of receipt by or on behalf of the party to which it is addressed.

11.	Governing Law

This Loan Agreement shall be governed by and construed in accordance with the laws of Hong Kong. The parties irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

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IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement to as of the date first above written.

/s/ Hui Ka Wah
Signed by	)
Hui Ka Wah, Ronnie, as director	)
on behalf of	)
SEAMLESS GROUP INC.	)
in the presence of:	)
)
)

/s/ Kong King Ong Alexander
Signed by	)
Kong King Ong Alexander, as director	)
on behalf of	)
REGAL PLANET LIMITED	)
in the presence of:	)
)
)

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Appendix

Borrower’s Bank Account

Account Holder Name:	TNG FinTech Group Inc. (now known as Seamless
Group Inc.)
Name of the Bank:	DBS Bank (Hong Kong) Limited
Account Number:	016-478-783328615
Account Currency:	HKD
Bank Swift:	DHBKHKHH
Country:	Hong Kong

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